Filed Pursuant to Rule 424(b)(5)
Registration No. 333-65642

Prospectus Supplement

(To Prospectus dated January 23, 2002)

VENTAS, INC.

DISTRIBUTION REINVESTMENT AND STOCK PURCHASE PLAN

This prospectus supplement supplements the prospectus of Ventas, Inc. dated January 23, 2002, as supplemented March 11, 2003, December 8, 2003, December 29, 2004 and December 14, 2005 (which we refer to in this prospectus supplement as the prospectus), relating to Ventas, Inc.’s Distribution Reinvestment and Stock Purchase Plan. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

This prospectus supplement contains a revised Schedule A to the prospectus. The revised Schedule A to the prospectus restates in its entirety the Schedule A previously included as part of the prospectus. The revised Schedule A sets forth the expected dates relating to common share distribution reinvestments and optional cash payments under the Plan for 2007, as such dates are described in the prospectus.

The date of this Prospectus Supplement is December 13, 2006.

SCHEDULE A

2007

COMMON SHARE DISTRIBUTION REINVESTMENTS1

Discount Set Date	Record Date	Investment Date[2]

March 6	March 9	March 30
May 23	May 29	June 28
September 19	September 24	October 4
December 19	December 24	January 4, 2008

OPTIONAL CASH PAYMENTS

Threshold Price and Discount Set Date	Record Date and Optional Cash Payment Due Date	Pricing Period Commencement Date	Pricing Period Conclusion Date[3]

January 2	January 5	January 8	January 24
February 1	February 6	February 7	February 23
March 1	March 6	March 7	March 22
April 2	April 5	April 9	April 24
May 1	May 4	May 7	May 22
June 1	June 6	June 7	June 22
July 2	July 6	July 9	July 24
August 1	August 6	August 7	August 22
September 4	September 7	September 10	September 25
October 1	October 4	October 5	October 22
November 1	November 6	November 7	November 23
December 3	December 6	December 7	December 24

[1]	The dates indicated are those expected to be applicable under the Plan with respect to future distributions, if and when declared by the Board of Directors. The actual record and distribution payment dates will be determined by the Board of Directors.

[2]	The investment date (and pricing date) with respect to shares of common stock acquired directly from us will be the distribution payment date declared by the Board of Directors. The investment date with respect to shares of common stock acquired in open market transactions will typically be the distribution payment date, but will be no later than ten business days following the distribution payment date.

[3]	The pricing period conclusion date is also the investment date with respect to optional cash payments of $5,000 or less.

NEW YORK STOCK EXCHANGE HOLIDAYS

2007

New Year’s Day	January 1
Martin Luther King, Jr. Day	January 15
Washington’s Birthday	February 19 (observed)
Good Friday	April 6
Memorial Day	May 28
Independence Day	July 4
Labor Day	September 3
Thanksgiving Day	November 22
Christmas	December 25